UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                ____________

                                  FORM 8-K

                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                            _____________________


     Date of Report (DATE OF EARLIEST EVENT REPORTED) November 18, 1999


                         Piccadilly Cafeterias, Inc.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       Louisiana                    1-11754             72-0604977
(STATE OF INCORPORATION)   (COMMISSION FILE NUMBER)   (IRS EMPLOYER
                                                    IDENTIFICATION NO.)


   3232 Sherwood Forest Boulevard, Baton Rouge, Louisiana      70816
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)



                               (225) 293-9440
            (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


                                     N/A
        (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS.

     As previously reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, the Company has a credit facility with a syndicated group of banks maturing on June 22, 2001. The credit facility contained covenants that limited the level of funded debt and required minimum coverage of fixed charges, among others. At September 30, 1999 and as a direct result of the Company's operating performance for the twelve months then ended, the Company was not in compliance with the two aforementioned covenants of the credit facility. On November 18, 1999 the Company and its lenders amended the credit facility to revise these covenants effective September 30, 1999, such that the Company was in compliance with all covenants as of September 30, 1999.

     The financial covenants, as amended, are designed to correspond with the Company's projected performance over the remaining term of the credit facility. Negative variance from projected performance with respect to sales, operating performance, or other unforeseen matters may cause the Company to be in non-compliance with those covenants. Failure to meet these covenants could result in the Company being placed in default of the amended credit facility.

     As amended, the credit facility provides for: (i) an increase in the effective interest rate from LIBOR plus 175 basis points to LIBOR plus 300 basis points, and an increase to the fees payable with respect to letters of credit, with the amount of the interest rate and letter of credit fees subject to adjustment at the end of each fiscal quarter based on the Company's ratio of total debt to EBITDA; (ii) mandatory step downs in the total amount of credit available under the facility from $100,000,000 to $95,000,000 as of the effective date of the amendment, from $95,000,000 to $90,000,000 on or before March 31, 2000 and from
$90,000,000  to  $80,000,000  on or before March 31, 2001, together  with additional mandatory commitment reductions in an amount equal to the net proceeds in excess of $5 million in the aggregate from sales of certain assets; (iii) financial covenants with respect to the ratio of total debt to EBITDA and the fixed charge coverage ratio; (iv) a restriction on the Company's ability to make capital expenditures; (v) the replacement of the funded debt to total capital financial covenant with a financial covenant requiring a minimum adjusted tangible net worth; (vi) a further restriction commencing with the third fiscal quarter ending March 31, 2000 on the ability of the Company to pay dividends to an amount that does not exceed the amount of net income for the prior fiscal quarter;
(vii)  a  prohibition on acquisitions; (viii)  the  requirement  that  by
(a) December 15, 1999, the credit facility will be secured by substantially all owned real properties and related equipment and fixtures of the Company and (b) March 15, 2000, the credit facility will be further secured by substantially all the assets of the Company; and
(ix) the payment of an amendment fee to each bank that signs the amendment.

     Because the credit agreement amendment had not been completed when the Company filed its Quarterly Report on Form 10-Q on November 15, 1999, the Company was required to classify its outstanding borrowings under the credit facility as current liabilities. Giving effect to the amendment, the $76,825,000 classified as "current portion of long-term debt" in the Company's consolidated balance sheet would be reclassified as "long-term debt."

     With completion of the amended credit facility, on November 18, 1999 the Board declared a quarterly cash dividend of $0.12 per share, payable January 4, 2000 to stockholders of record on December 3, 1999. The amended credit facility provides that beginning with the third fiscal quarter ending March 31, 2000, the Board may only declare a dividend to the extent of the Company's net income for the prior fiscal quarter. If this covenant had been applicable to the dividend declared on
November 18, the Company would not have been able to declare the dividend. Accordingly, the Company's ability to continue to declare dividends in compliance with the terms of the amended credit facility will be determined by its future operating performance.

     Management believes that its cash from operations, together with remaining credit available under the amended facility, will be sufficient to provide for the Company's operational needs for the foreseeable future. At September 30, 1999, approximately $23,175,000 was available under this facility.

     On November 18, 1999 the Company issued a press release, filed herewith as Exhibit 99, announcing the execution of the Fourth Amendment to the Company's Credit Agreement, also filed herewith as Exhibit 10.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (c)  EXHIBITS.

          10. Fourth Amendment to Credit Agreement dated November 18, 1999 by and among Piccadilly Cafeterias, Inc., Hibernia National Bank, Wachovia Bank, N.A., South Trust Bank National Association, Amsouth Bank, Branch Banking and Trust Company, Whitney National Bank, BankOne Louisiana, N.A., The Fuji Bank, Limited, First Tennessee Bank National Association, and Deposit Guaranty National Bank, Piccadilly Restaurants, Inc. and Morrison Restaurants Inc.


          99.  Press release, dated November 18, 1999.

                                SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PICCADILLY CAFETERIAS, INC.



                              By:  /S/ RONALD A. LABORDE
                                     Ronald A. LaBorde
                                   Ronald A. LaBorde
                                   President and Chief Executive Officer



Date:  November 18, 1999

                              EXHIBIT INDEX


   Exhibit No.                     Description


     10. Fourth Amendment to Credit Agreement dated November 18, 1999 by and among Piccadilly Cafeterias, Inc., Hibernia National Bank, Wachovia Bank, N.A., South Trust Bank National Association, Amsouth Bank, Branch Banking and Trust Company, Whitney National Bank, BankOne Louisiana, N.A., The Fuji Bank, Limited, First Tennessee Bank National Association, and Deposit Guaranty National Bank, Piccadilly Restaurants, Inc. and Morrison Restaurants Inc.


     99.                 Press release, dated November 18, 1999.